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                                                    CONTACT: William A. Schwartz
                                                             President
                                                             (203) 227-6140

                                                             Amy Weisman
                                                             Colt Services, Inc.
                                                             Investor Relations
                                                             (203) 227-5320



FOR IMMEDIATE RELEASE


                               TBM HOLDINGS, INC.
                          ANNOUNCES REVERSE STOCK SPLIT
                $12.73 MILLION PRIVATE PLACEMENT OF COMMON STOCK


Westport, Connecticut (June 17, 1999) - TBM Holdings, Inc. (OTC Bulletin Board:
TBMH), formerly Specialty Retail Group, Inc. (OTC Bulletin Board: SRGC), today announced that its Board of Directors has authorized and a majority of its shareholders have approved a one-for-412.92 reverse stock split of its Common Stock for shareholders of record as of June 15, 1999. The reverse split will reduce the number of outstanding shares from 9,084,238 to 22,000 shares. Registered stockholders as of the close of trading on June 15, 1999 will receive written notice regarding the procedures for exchanging their certificates.

The Company also announced that the Company has appointed Anand Sharma as Chairman, William A. Schwartz as President and William Sample as Vice President-Operations. In addition, the Company announced it has changed its name to TBM Holdings, Inc.

The Company also today announced that it had completed a $12.73 million placement of restricted shares of Common Stock of the Company at $5.00 per share. The shares were sold solely to accredited investors.

TBM Holdings, Inc. has no current operating business and intends to use the proceeds of the private placement to purchase an operating company within a manufacturing industry. The Company intends to implement the Toyota Production System using the Kaizen Growth Strategy. The Company will likely have interim losses prior to the acquisition of an operating company.
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This press release contains forward-looking statements, as defined under the
Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.